Exhibit 10.30

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Loan Agreement”) is made and entered into this 31st day of October, 2012 (the “Effective Date”), by, between and among Pioneer Bank, SSB (hereinafter “Lender”), SunLink Healthcare Professional Property, LLC, a Georgia limited liability company (“Borrower”); MedCare South, LLC, a Georgia limited liability company (formerly known as SunLink Healthcare, LLC and referred to in this Loan Agreement as “Guarantor”), and SunLink Health Systems, Inc., an Ohio corporation (“SunLink”), who enters into this Loan Agreement for the purposes herein stated, and who has separately guaranteed the subject indebtedness pursuant to its Unlimited, Unconditional Guaranty of even date.

RECITALS

WHEREAS, Borrower and Guarantor have requested that Lender extend certain credit and related financial accommodations to Borrower in connection with the purchase by Borrower of the existing real estate, building, and related improvements located in Ellijay, Gilmer County, Georgia; and

WHEREAS, Lender has agreed to accommodate the requests from Borrower and Guarantor, subject to the provisions of this Loan Agreement.

NOW THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which the parties hereto acknowledge, Borrower, Guarantor and Lender hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms which appear in this Loan Agreement shall be defined as set forth in this Article I:

1.1 Advance is any advance of money made by Lender to Borrower pursuant to this Loan Agreement.

1.2 Affiliate shall mean, with respect to any person, any person or entity which is controlling, controlled by, or under common control with, directly or indirectly through any person or entity, the person referred to, and, if the person referred to is a natural person, any of such person’s parents, brothers, sisters, spouse or children. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

1.3 Base Rate shall mean the interest rate most recently established and published by the Wall Street Journal as its prime interest rate. If the Wall Street Journal prime interest rate ceases to be available, Lender will choose a new interest rate index based upon comparable information.

1.4 Borrower Documents are this Loan Agreement, the Note, the Guaranty, the Mortgage, the Security Agreement and the Financing Statement, and any and all other documents and instruments executed by Borrower or Guarantor (as applicable) and delivered to Lender in connection with the financing transactions contemplated hereby.

1.5 Collateral shall mean the real estate described in the Mortgage and the personal property assets more fully set forth in the Security Agreement.

1.6 Current Ratio shall mean the current assets of Borrower divided by the current liabilities of Borrower computed in accordance with GAAP.

1.7 Debt Service Coverage is defined as set forth in Section 4.3(c), below.

1.8 Designated Person(s) shall be Ronald M. Turner or Mark J. Stockslager (either of them, at Borrower’s discretion). The Designated Person(s) may be changed by Borrower from time to time by written notification of Borrower to Lender. Lender shall be entitled to rely at all times on the most current listing of the Designated Person(s) available to it.

1.9 Environmental Report is the Phase I Assessment Report prepared by Evergreen Environmental Services, LLC dated March 27, 2012.

1.10 Environmental Laws shall be defined as any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or toxic or hazardous substances or wastes or the clean-up or other remediation thereof and any and all judgments, orders, decrees, permits, grants, franchises, licenses or agreements relating to the foregoing to which Borrower is a party or which is otherwise applicable to Borrower.

1.11 Event of Default is defined as set forth in Section 7.1 below.

1.12 Financing Statement shall be the financing statement perfecting the security interest granted under the Security Agreement, naming Borrower as Debtor in favor of Lender as Secured Party, all as amended and/or continued from time to time.

1.13 GAAP is the generally accepted accounting principles in effect in the United States, applied on a consistent basis; provided, however, that no portion of the indebtedness outstanding under the Chatham Amended and Restated Credit Agreement which otherwise would be treated as owing by, or allocable to, Borrower shall be included for purposes of determining compliance by Borrower with Section 3.1(p) and Section 4.3 hereof.

1.14 Guaranty shall mean and refer to both the Unlimited Unconditional Guaranty of MedCare South, LLC and the Unlimited Unconditional Guaranty of SunLink.

1.15 Guarantor, as used herein, refers to MedCare South, LLC, only, notwithstanding the fact that both MedCare South, LLC and SunLink are guarantors of the Loan. It is the express intent of Borrower, Lender, SunLink and Guarantor that the provisions of this Loan Agreement which require affirmative actions and reportings to be taken and made by Guarantor shall refer to MedCare South, LLC, only; provided, however, nothing stated herein-above shall be construed to in any manner diminish or limit the obligations and liabilities of SunLink, to the extent the same are required by the Unlimited Unconditional Guaranty executed by SunLink.

1.16 Laws shall mean any statute, law, treaty, rule or regulation or determination (whether now existing or hereinafter enacted) of an arbitrator or a court or other governmental authority (including, without limitation, all requirements relating to zoning, parking, ingress and egress, building setbacks, or use of the Real Estate, all Environmental Laws, the Architectural Barriers Act of 1968, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, erosion control ordinances, storm drainage control laws and doing business and/or licensing laws), in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

1.17 Legal Opinion is the legal opinion with respect to Borrower and Guarantor provided by                      in a form acceptable to Lender.

1.18 Loan is the loan of $2,100,000.00, to Borrower under this Loan Agreement and shall be evidenced by the Note.

1.19 Maximum Lawful Rate shall mean the lesser of (i) the highest rate permitted by applicable Texas or United States law, or (ii) an annual rate equal to the weekly ceiling determined in accordance with the computation specified in the Texas Finance Code, as amended, as such weekly ceiling is in effect from time to time, but in no event greater than eighteen percent (18%) annually. Unless precluded by law, changes in the Maximum Lawful Rate created by statute or governmental action during the term of the Note shall be immediately applicable to the Note on the effective date of such changes.

1.20 Maturity Date shall mean the date which is 25 years from the Effective Date.

1.21 MOB shall mean the medical office buildings located on the Real Estate.

1.22 Mortgage shall mean the Deed to Secure Debt, Assignment of Rents and Lease and Security Agreement describing the Real Estate, delivered by Borrower to Lender to secure all of Borrower’s obligations hereunder, to be held by Lender and recorded consistent with the provisions of this Loan Agreement.

1.23 Net Intercompany Funding means (x) the change in receivables from Affiliates of Borrower during the applicable annual test period less (y) the change in payables to Affiliates of Borrower (excluding changes in Ordinary Affiliate Indebtedness) during the test period.

1.24 Note is Borrower’s promissory note to Lender executed as of the Effective Date evidencing Borrower’s obligation to Lender for the Loan.

1.25 Ordinary Affiliate Indebtedness shall mean indebtedness owed by Borrower to Guarantor or any other subsidiary of SunLink for shared services or Borrower’s allocable share of costs owed to third parties for shared services for:

(i)	audit and tax compliance services;

(ii)	legal compliance services including with respect to Sarbanes-Oxley;

(iii)	liability insurance including for errors and omissions insurance and all forms of insurance required or permitted under Section 4.2(j) of this Loan Agreement;

(iv)	employee insurance and other benefits including self-insurance reserves and stop loss payments for medical, dental, vision, life, and disability insurance;

(v)	reasonable administrative costs for employee insurance and other benefits;

(vi)	reasonable severance benefits including the administration of all benefits provided under or pursuant to COBRA;

(vii)	telecommunications and information technology services including internet services, VPN services, telephone and data services;

(viii)	workers’ compensation insurance and administrative costs and workers compensation benefits and payments;

(ix)	withholding taxes and administrative costs for tax withholdings;

(x)	payroll services;

(xi)	healthcare management system costs and expenses including allocations of expenditures for EHR technologies, medical coding technologies, and systems and medical record transcription services;

(xii)	fees and expenses for physician recruiting services;

(xiii)	retirement plan payments including 401k contributions;

(xiv)	the shared services specifically identified in Exhibit 1.25;

(xv)	other substantially similar shared services incurred in the ordinary course of business of Borrower and SunLink; and

(xvi)	Permitted Affiliate Management Fees.

1.26 Organizational Documents shall mean copies of Borrower’s Articles of Organization dated as of December     , 2011 as amended by that certain First Amendment thereto dated as of October     , 2012; Borrower’s Operating Agreement dated as of December     , 2011 as amended by that certain First Amendment thereto dated as of October     , 2012; and the resolutions authorizing it to execute Borrower Documents (the “Resolutions”) certified by the Borrower’s Secretary.

1.27 Permitted Affiliate Management Fees shall mean fees for the provision of management services to the Borrower including in connection with services with respect to the medical office building and other healthcare or ancillary services facilities operated by Borrower and which fees are not otherwise Ordinary Affiliate Indebtedness and which fees are payable SunLink or any subsidiary or controlled Affiliate of SunLink; provided that (i) no such fees shall be paid in cash if an Event of Default has occurred and is continuing or if an Event of Default would result after giving effect to any such payments.

1.28 Permitted Contingent Liabilities shall mean guarantees or other contingently liabilities of Borrower for:

(i)	Permitted Affiliate Management Fees;

(ii)	Ordinary Affiliate Indebtedness;

(iii)	advances in the ordinary course of Borrower’s business to management personnel and employees consistent with past practice of SunLink;

(iv)	guaranty or employment agreements with physicians and other healthcare professionals employed by Borrower or engaged by Borrower as independent contractors of the type consistent with past practice or as otherwise customarily utilized in the healthcare industry;

(v)	customary tax and indemnity provisions in equipment leases entered into in the ordinary course of business;

(vi)	assumptions, guarantees, endorsements, and contingent agreements to purchase or otherwise become liable in respect of any Permitted Indebtedness; or

(vii)	guaranties existing on the date of this Agreement and identified in Exhibit 1.28 to this Loan Agreement if material in amount.

1.29 Permitted Encumbrances shall mean and include for purposes of this Loan Agreement and the Security Agreement, any encumbrance, lien, charge, pledge, security interest or other charges of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any mortgage, deed to secure debt, deed of trust, conditional sale or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest:

(a)	imposed by governmental authorities for taxes, assessments or other charges either not yet due or which are being contested in good faith and by appropriate procedures;

(b)	imposed by statute if favor of landlords, carriers, warehousemen, mechanics, materialmen, repairmen or others similarly situated arising by operation of law in the ordinary course of business;

(c)	upon deposits to secure the performance of bids, trade contracts (other than borrowed money), leases, statutory, regulatory, contractual or warranty obligations, surety and appeal bonds, government contracts, performance bonds, workers compensation and/or unemployment insurance (or letters of credit securing the same) and other obligations of a like nature, in each case, incurred in the ordinary course of business;

(d)	for easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects existing or incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not in any case materially detract from the value of the Real Estate subject thereto (as such Real Estate is used by Borrower) or interfere in any material respect with the ordinary conduct of the business of the Borrower;

(e)	arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

(f)	on any assets subsequently acquired existing at the time such assets are acquired by Borrower so long as such encumbrances (i) are not created, incurred or assumed in contemplation of such assets being acquired by Borrower, (ii) do not extend to any other assets of Borrower and (iii) do not exceed 90% of the fair market value of any such assets as determined in good faith by the board of directors of Borrower;

(g)	for any interest or title of a lessor in property subject to any existing or subsequently entered into capitalized lease or any existing or subsequently entered into operating lease including any such arising from filing a Uniform Commercial Code financing statement regarding such leases;

(h)	arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(i)	in connection with any extension, renewal, or replacement of the foregoing (a) through (f), provided that any such extension, renewal or replacement is granted in the ordinary course of business and limited to the property originally encumbered thereby and the amount of the obligation secured thereby is not increased;

(j)	for existing easements and restrictions of record as listed in the Mortgage and/or policies of title insurance issued to Lender covering the Real Estate;

(k)	for leases of the MOB or any portion thereof in the ordinary course of business of Borrower, leases of the MOB or any portion thereof to any Affiliate of Borrower;

(l)	for leases of other improvements located on the Real Estate in the ordinary course of business;

(m)	for leases or subleases of less than all or less than substantially all of the other Property: (i) in connection with the provision of contract medical services with respect to a medical department or (ii) to physicians or other providers of medical services in the ordinary course of business;

(n)	securing any indebtedness or other obligation to Lender;

(o)	securing any Permitted Refinancing Indebtedness; and

(p)	securing indebtedness under that certain Amended and Restated Credit Agreement dated as of August 1, 2008, among SunLink, Borrower and their affiliates, as borrowers, and Chatham Credit Management III, LLC, as Agent and Funding Agent, and other financial institutions, as lenders, (as the same may be amended, restated, supplemented or otherwise modified from time to time) (collectively, the “Chatham Amended and Restated Credit Agreement”), provided that any such indebtedness is subordinated to the Loan pursuant to a Subordination of Security Documents Agreement (the “Subordination Agreement”) in substantially the form of Exhibit 1.29.

1.30 Permitted Indebtedness means:

(i)	Permitted Affiliate Management Fees;

(ii)	Ordinary Affiliate Indebtedness;

(iii)	Permitted Contingent Liabilities, whether or not matured or due or payable;

(iv)	Trade payables and similar obligations in the ordinary course of business;

(v)	indebtedness or other obligations owing to the Lender;

(v)	If subordinated in accordance with the Subordination Agreement between the Lender and Chatham, indebtedness or other obligations under the Chatham Amended and Restated Credit Agreement (the “Chatham Indebtedness”);

(vi)	intercompany indebtedness between the Borrower on the one hand and SunLink or Guarantor or both of them on the other hand, provided Borrower immediately after the incurrence of such indebtedness would be in compliance with the Financial Covenants;

(vii)	capital leases and all other leases required to be treated as indebtedness as result of any changes in GAAP;

(viii)	Permitted Refinancing Indebtedness;

(ix)	any indebtedness not secured by any collateral of the Borrower; and

(x)	any indebtedness secured by the Borrower’s accounts receivable, contract rights, inventory, working capital or proceeds of any thereof provided Borrower’s liability thereunder does not exceed the fair market value of such property as determined in good faith by the Borrower at time of incurrence.

(xi)	so long as no Event of Default has occurred and is continuing, intercompany periodic cash management transfers to and from Affiliates of Borrower if such transfers and net indebtedness are properly accounted for in determining distributions pursuant to Section 5.1(b) and Net Intercompany Funding.

1.31 Permitted Refinancing Indebtedness shall mean any indebtedness of Borrower for money borrowed or securities issued or incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund Permitted Indebtedness, provided that if an Event of Default under the Loan Agreement shall have occurred and then be continuing, then:

(a)	the principal amount (or accreted value, if applicable) does not exceed the principal amount (or accreted value, if applicable) of the indebtedness extended, refinanced, renewed, replaced or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(b)	if the indebtedness being extended, refinanced, renewed, replaced or refunded is equal to or subordinated in right of payment to the Note, such Permitted Refinancing Indebtedness

(1)	has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the indebtedness being extended, refinanced, renewed, replaced or refunded; and

(2)	is equal to, or subordinated in right of payment to, the Note on terms taken as a whole which are at least as favorable to Lender as those contained in the documentation governing the indebtedness being extended, refinanced, renewed, replaced or refunded; and

(c)	such indebtedness is incurred either by Borrower, Guarantor or SunLink or a controlled Affiliate thereof who is the obligor on the indebtedness being extended, refinanced, renewed, replaced or refunded.

Each of the categories of Permitted Refinancing Indebtedness referred to in the definition hereof is cumulative and independent of each other category.

1.32 Project is the purchase of the Real Estate and other personal property by Borrower.

1.33 Real Estate is the real property, and all improvements and appurtenances thereto, located in Ellijay, Gilmer County, Georgia more particularly described in the Mortgage.

1.34 Resolutions are the resolutions of the Borrower authorizing the execution of this Loan Agreement and all of the documents and agreements referenced herein.

1.35 Security Agreement is Borrower’s general business security agreement as executed by Borrower and Lender on the Effective Date.

1.36 Security Documents are the Mortgage, the Financing Statement, the Guaranty and the Security Agreement and all of the instruments securing the payment of the Note.

1.37 Survey is the “as built” ALTA survey certified to Borrower, Lender and the Title Company.

1.38 Tangible Net Worth shall mean Borrower’s tangible net worth as determined in accordance with GAAP and shall not include subordinated debt or any appraisal surplus.

1.39 Title Company is Corridor Title, LLC and Busch, Slipakoff & Schoh, LLP.

1.40 Title Policy is a mortgagee’s title insurance policy issued by Title Company in the amount of $2,100,000.00 insuring the Mortgage as a first lien on a good and marketable fee simple title to the Real Estate as of the Effective Date, subject only to Permitted Encumbrances and, without limiting the generality of the foregoing, insuring the Mortgage against survey exceptions and against claims for mechanics’ liens, rights of parties in possession and matters which would be disclosed by special assessment searches, UCC searches, and all other customary searches.

1.41 USDA is the United States Department of Agriculture.

1.42 USDA Conditional Commitment is the Conditional Commitment issued by the USDA dated September 10, 2012 (Case No. 10-61-*****-4636).

1.43 USDA Guaranty Fee shall mean $50,400.00.

ARTICLE II

TERMS, ADVANCES AND REPAYMENT OF TERM NOTE

2.1 Terms. The Loan shall be non-revolving and evidenced by the Note.

The Loan shall be payable in accordance with the terms and conditions of the Note. The Note shall be executed and delivered by Borrower to Lender upon execution of this Loan Agreement. The Loan shall mature on the Maturity Date.

Commencing on the      day of the month following the Effective Date and continuing until all indebtedness of Borrower is paid in full, Borrower shall make level monthly payments of principal on the Note on the basis of a 25 year amortization, plus interest calculated on the basis of a three hundred sixty (360) day year. The monthly principal and interest payments owed by Borrower shall be adjusted, on the          day of December, March, June and September of each year to the extent of any corresponding change in the Base Rate in order to fully amortize the payments owed by Borrower under the Note. Interest shall accrue in arrears on the unpaid principal amount of the Note from time to time outstanding at the greater of (i) five percent (5%) per annum or (ii) Base Rate, plus 2.0% per annum, but never greater than the Maximum Legal Rate as described in the Note.

Borrower shall use the proceeds of the Loan solely for the purchase of the Real Estate and personal property associated with the operation of the Real Estate and Borrower’s business and for working capital and closing costs.

In the event payments are not timely made pursuant to the provisions of the Note and this Loan Agreement, Borrower hereby authorizes the Lender to charge against Borrower’s accounts with the Lender any and all amounts due to the Lender from Borrower as of the day of such charge or any time thereafter that sufficient funds exist in such accounts; provided, nothing stated herein shall be construed to give Lender a security interest in accounts receivable of Borrower. In the event Lender shall make any such charge, it shall notify Borrower of the charge within three (3) business days. Payments not made when due shall bear an additional charge equal to five percent (5%) of the late payment.

2.2 Advance. Lender and Borrower agree that, on the terms and subject to the conditions of this Loan Agreement, the Lender shall fund the Loan by a single Advance of $2,100,000.00 from Lender to Borrower upon the Effective Date.

2.3 USDA Guaranty. Borrower agrees that, it shall, to the best of its reasonable ability, cooperate with Lender and take all steps as are necessary and required by Lender and the USDA to secure the final approval of the USDA to guaranty the refinancing of the Loan into long term financing as described in the USDA Conditional Commitment.

2.4 Prepayment Premium. In the event the Loan is paid in full prior to the date such amount is due, whether such payment is made voluntarily or involuntarily (including as a result of an acceleration under this Loan Agreement), the Borrower will pay to the Lender within 15 days of the Lender’s written demand a prepayment fee of 5.0% of the prepaid amount received during the period commencing on the date hereof and continuing until the fifth anniversary of the Effective Date. Thereafter, the Loan may be prepaid in part or full without penalty.

Borrower acknowledges and agrees that it is extremely difficult and impracticable to ascertain the amount of losses that would be incurred by the Lender if Borrower prepays the Loan as described above. Borrower therefore agrees that the foregoing prepayment fees are a reasonable and bargained for understanding between the parties.

ARTICLE III

CONDITIONS OF LENDING

3.1 Conditions Precedent to Fund the Advance. The obligation of Lender to make the Advance under the Note shall be subject to the conditions precedent that Lender has received the following:

(a) this executed Loan Agreement;

(b) the executed Note;

(c) the Organizational Documents and Resolutions;

(d) the Security Documents as executed by the Borrower and the Lender (as applicable);

(e) the executed Guaranty;

(f) a commitment for the Title Policy including “gap coverage” that insures Lender against liens for work completed prior to the recording of the Mortgage;

(g) the Survey;

(h) the USDA Guaranty Fee;

(i) proof of compliance by Borrower with the provisions of Section 4.2(j), below;

(j) all information required by the Federal Patriot Act, Regulation B;

(k) all information required by the Federal Institutions Reform, Recovery and Enforcement Act of 1989;

(l) a flood hazard certification;

(m) an Appraisal, in a form acceptable to the Lender;

(n) verification of accounting procedures used to calculate Borrower’s equity requirement under USDA regulations;

(o) the Legal Opinion;

(p) confirmation in a form acceptable to the Lender that at, and only at the Effective Date, Borrower’s Tangible Net Worth is not less than ten percent (10%) as reflected on a pro forma balance sheet in a form reasonably acceptable to the Lender and the USDA;

(q) any such other and further documents, assurances or materials as Lender may reasonably request.

ARTICLE IV

WARRANTIES, REPRESENTATIONS AND COVENANTS

4.1 Warranties and Representations. To the extent made applicable below, Borrower and Guarantor warrant, represent and certify to and for the benefit of Lender as follows:

(a) Borrower is a limited liability company organized under the laws of the State of Georgia, is validly existing, and is under no legal disability to execute, deliver and perform Borrower’s Documents, and to own and manage the Project and conduct its business as presently conducted and as contemplated under this Loan Agreement with respect to the ownership and operation of the Project;

(b) Borrower and/or Guarantor possess adequate licenses, certificates, permits, or rights thereto, to conduct their respective businesses, substantially as now conducted, profitably as they intend;

(c) the execution, delivery and performance of this Loan Agreement and the ancillary documents hereto by Borrower and, as applicable, by Guarantor, will not violate any Laws or result in the breach of or constitute a default under any indenture or loan, credit or other agreement or instrument to which Borrower or Guarantor is a party or by which any or their properties may be bound or affected or result in the creation or imposition or any lien, charge or encumbrance of any nature upon any of their properties or assets contrary to the terms of any such instrument or agreement;

(d) the use of the Real Estate by Borrower and any lease of the Real Estate or any portion thereof by Borrower are permitted by and will comply in all material respects with all presently applicable use or other restrictions and requirements in prior conveyances, zoning ordinances and all other laws, regulations, rules and ordinances of the United States, the State of Georgia, Gilmer County and the City of Ellijay and the respective agencies thereof;

(e) there is no suit, action or proceeding pending or, to the knowledge of Borrower, threatened against or affecting Borrower or Guarantor before or by any court, arbitrator, administrative agency or other governmental authority which reasonably may be expected to materially adversely affect the financial condition or the ability of the Borrower or Guarantor to perform their respective obligations hereunder or under the Borrower Documents or the Guaranty;

(f) neither the Borrower nor Guarantor is in default of a material provision under any material agreement, instrument, decree or order to which either of such parties is a party or to which or its property is bound or affected;

(g) excepting the Permitted Encumbrances and the security interests granted pursuant to the terms of this Loan Agreement, Borrower has good title to all Collateral owned by Borrower, free and clear of all liens, charges or encumbrances of all kinds, and the Security Documents will constitute valid and perfected first priority security interests in and to the Collateral;

(h) the Borrower and the Real Estate and all of Borrower’s facilities located on the Real Estate and all subsidiaries, successors and assigns of Borrower, will, at all times, be licensed and in compliance with rules and regulations issued by the State of Georgia and all agencies of the State of Georgia that may have jurisdiction over the Borrower or the Real Estate, and any other local, state, or federal governmental authority having jurisdiction over any operations conducted on the Real Estate. The Borrower will provide copies of any written inspections by any of the above agencies to the Lender and USDA upon request.

(i) the Real Estate will be used for its intended purpose as approved by USDA.

(j) the Real Estate shall comply with the Americans with Disabilities Act (ADA) and all facilities located on the Real Estate that are accessible to the public shall be in compliance with the ADA.

(k) no part of the proceeds of the Loan shall be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock;

(l) Borrower and Guarantor are solvent and will not be rendered insolvent by the transactions contemplated hereby and, after giving effect to such transactions, will not be left with an unreasonably small amount of capital with which to engage in their respective businesses. Neither Borrower nor Guarantor intends to incur, or believes that it has incurred, debts beyond its ability to pay such debts as they mature. Neither

Borrower nor Guarantor has commenced or filed nor contemplates the commencement or filing of any bankruptcy, insolvency, reorganization, moratorium, sequestration, liquidation, consolidation or similar proceedings or the appointment of a receiver, liquidator, assignee, conservator, trustee or similar official in respect of it or any of its/their assets. The amount of the Loan constitutes reasonably equivalent value and fair consideration for the transfer to Lender of the interest in the Collateral represented by the Security Documents. Neither Borrower nor Guarantor is transferring any interest in the Collateral with any intent to hinder, delay or defraud any of its creditors;

(m)(i) each exhibit, appraisal, financial statement, operating statement, operating agreement, document, book, record, report and other item of written information furnished by Borrower or Guarantor (or by any of their respective legal or accounting advisors), as the case may be, to Lender (or its legal representatives or contractors) in connection with the Project and/or this Loan Agreement is accurate as of its date and as of the date so furnished and (ii) to the best of Borrower’s knowledge and belief, all financial projections contained therein are based on reasonable and stated assumptions, and to the best of Borrower’s knowledge, no such document contains any material misstatement of fact or omits to state a material fact necessary to make the statements therein not materially misleading;

(n) to the knowledge of Borrower and Guarantor, no part of the Real Estate is contaminated or affected in any adverse manner by “regulated substances” or has “hazardous waste,” as defined in any Environmental Laws which has, will or threatens to impose a material liability on the Borrower, Guarantor or the Lender or which requires or would require a material expenditure by the Borrower to cure; and

(o) the buildings and improvements relating to the Real Estate are located within the boundary lines of the described parcels of land; the buildings and improvements relating to the Real Estate are not in violation of applicable setback requirements, zoning laws, or other applicable building or use law, ordinance, restriction or other Law (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not encroach on any easement which may burden the Real Estate. The buildings, fixtures and mechanical systems located on the Real Estate do not contain any material structural defects or inadequacies and the mechanical systems and apparatus serving the buildings are in good working order and repair, reasonable wear and tear excepted.

4.2 General Covenants. Borrower and Guarantor, as made applicable hereby, and on a joint and several basis as made applicable hereby, hereby covenant and agree with Lender, at all times during the term of this Loan Agreement:

(a) to create, permit to be created or to allow no liens, charges or encumbrances on the Real Estate, except Permitted Encumbrances and liens in favor of Lender;

(b) not to assign this Loan Agreement or any interest herein or all or any part of any Advances to be made hereunder;

(c) to permit Lender, acting by and through its officers, employees and agents, upon reasonable advance notice (which shall not be less that five (5) calendar days) to examine all books, records, contracts, plans, permits, bills and statements of account pertaining to the financial aspects of Borrower’s business and all contracts, plans, drawings, permits, bills and statements of account pertaining to the Project, and to make extracts therefrom and copies thereof, provided, however, that Lender, its officers, employees and agents, shall not be provided access to Protected Health Information (as defined in the Health Insurance Portability and Accountability Act of 1996, and its implementing regulations (“HIPAA”);

(d) to permit the USDA personnel and any person(s) accompanying USDA personnel to enter upon the Real Estate with prior notice and during normal business hours and into any building thereon, whether permanent or temporary, jointly or separately, with personnel of Lender to carry out the functions involving their interests, it is anticipated that scheduled and unscheduled inspections may be conducted by these personnel as well as final acceptance inspections;

(e) to furnish to Lender as soon as possible and in any event within five (5) days after Borrower has obtained knowledge of the occurrence of an Event of Default, or an event which with the giving of notice or lapse of time or both would constitute an Event of Default, a statement signed by the Borrower setting forth details of such Event of Default or event and the action which Borrower has taken, is taking or proposes to take to correct the same;

(f) to preserve and maintain or acquire a substitution of all of Borrower’s material rights, privileges and agreements necessary in the normal conduct of Borrower’s business; and not to suspend its business operations;

(g) to obtain and maintain all necessary material state, federal, local and private clearances, authorizations, permits and licenses which are necessary with respect to the business of Borrower or with respect to the Project;

(h) to furnish the following to Lender:

(1)	With respect to Borrower, within forty-five (45) days after the end of each quarter, copies of the balance sheet as of the end of each such quarter and related statements of income, retained earnings, cash flows, aging of accounts receivable and payable, of Borrower for said quarter, together with year-to-date figures, all in reasonable detail and all prepared and signed by an employee of Borrower charged with such responsibility as having been prepared in accordance with GAAP and without footnotes to such interim statements;

(2)	With respect to Borrower, compiled annual financial statements to include a balance sheet, income statement and statement of cash flows, aging of accounts receivable and payable and any other supporting statements for the period, in a format approved by Lender within ninety (90) days of each fiscal year end as having been prepared in accordance with GAAP and with footnotes to the extent required by GAAP for such annual financial statements;

(3)	With respect to SunLink, Borrower shall cause to be provided to Lender and USDA, the following, and SunLink by executing this Loan Agreement agrees to cooperate with Borrower and Lender in providing the following: (i) annual tax returns within 30 days of filing, and (ii) audited financial statements to include a balance sheet, income statement and statement of cash flows and any other supporting statements for the period, within ninety (90) days of fiscal year-end in a format consistent with generally accepted accounting principles and reasonably acceptable to the Lender and audited by an independent certified public accountant; it being agreed that providing to Lender the annual 10-K statement required by the United States Securities and Exchange Commission shall be satisfactory as to form.

(4)	Such other and further financial information as Lender may reasonably request from time to time.

(i) to comply with the requirements of the Environmental Laws and of all applicable laws, rules, regulations and orders of all governmental authorities and licensing and regulatory bodies, and with all contractual and other legal obligations, the non-compliance with which would materially and adversely affect the business, assets or financial condition of Borrower;

(j) with respect to Borrower, to maintain and preserve in good working order and condition, ordinary wear and tear excepted, all of its assets necessary for the operation of its business and obtain and maintain, or cause to be obtained and maintained, at all times during the term of the Loan (and, from time to time at the request of Lender, furnish Lender with proof of payment of premiums on):

(1)	Hazard insurance, upon the Real Estate and all Collateral, insuring against loss by fire, windstorm, lightning, hail, business interruption, explosion, riot, civil commotion, aircraft, vehicle, marine, smoke, builder’s risk, public liability, property damage, vandalism, malicious mischief, and other risks customarily covered by a standard extended coverage endorsement, in an amount not less than the greater of (i) 100% of the then outstanding balance of the Note, or (ii) the full insurable value of the improvements to all real property Collateral and the personal property Collateral, and naming Lender as mortgagee and lender payee under mortgagee payee and lender loss payee endorsements; and

(2)	Comprehensive general liability insurance (including operations, contingent liability, completed operations and contractual liability insurance) in such amount as Lender may require from time to time (but with coverage of not less than $1,000,000.00 per occurrence and $3,000,000.00 aggregate) and naming Lender as additional insured, by additional insured endorsements.

Such policies of insurance to be in form and content satisfactory to Lender and to be placed with insurers acceptable to Lender, licensed to transact business in the State of Georgia and to contain an agreement of the insurer to give not less than thirty (30) days prior written notice to Lender in the event of cancellation, termination, amendment, change, or non-renewal of such policy affecting the coverage thereunder;

(k) to promptly pay and discharge when due all taxes and assessments levied and assessed or imposed upon the Real Estate or upon Borrower’s income, as well as all claims which, if unpaid, might by law become a lien or charge upon the Real Estate; provided, however, that nothing herein contained shall require Borrower to pay any such taxes, assessments or claims so long as Borrower shall in good faith contest the validity and stay the execution and enforcement thereof.

4.3 Financial Covenants. Borrower agrees to maintain the following financial covenants (all computed and determined in accordance with GAAP) and comply with the other affirmative and negative financial related terms and conditions:

(a) Borrower shall maintain a Current Ratio of at least 1.0:1.0 as of the end of each fiscal year of the Borrower;

(b) Borrower shall maintain a minimum a Debt Service Coverage Ratio of at least 1.25 as of the end of each fiscal year;

(c) For the purposes of this Loan Agreement, the term “Debt Service Coverage Ratio” means (i) Borrower’s net income, plus interest expense, plus depreciation expense, plus amortization expense, plus income tax expense, plus Permitted Affiliate Management Fees not paid in cash all for the immediately preceding one (1) fiscal year, divided by (ii) Borrower’s scheduled principal payments on indebtedness for money borrowed (Ratio Indebtedness) during the immediately preceding one (1) fiscal year, plus scheduled capital lease payments for the immediately preceding one (1) fiscal year plus interest expense for the immediately preceding one (1) fiscal year provided that Ratio Indebtedness shall not include any Chatham Indebtedness or any Permitted Refinancing Indebtedness.

(d) Beginning in fiscal year commencing July 1, 2013 and continuing thereafter, Borrower shall limit capital expenditures to an amount not exceeding $100,000.00 in any fiscal year without prior Lender approval (not including any capital expenditures financed under the Loan);

(e) Borrower shall limit monthly Permitted Affiliate Management Fees to not more than four percent (4%) of Borrower’s monthly revenues;

(f) The Borrower agrees that compensation (whether in the form of salary, guaranteed payments, bonuses or otherwise) of officers, members of the Borrower shall be limited to an amount that, when taken, would not reasonably be expected to adversely affect, in any material respect, the repayment ability of the Borrower under this Loan Agreement. Borrower shall not increase the foregoing described compensation amounts year to year unless (1) the Borrower is and will remain in compliance with the covenants of this Loan Agreement, (2) all payments owed under this Loan Agreement are current, and (3) Borrower is current with all of its trade payables and other debts.

(g) Notwithstanding the foregoing, with respect to any requirements of this Loan Agreement or the Conditional Commitment issued by the USDA, provisions relating to the aging of accounts receivable and accounts payable shall not be applicable to Guarantor.

ARTICLE V

NEGATIVE COVENANTS

5.1 From and after the date of this Loan Agreement and while any part of the Loan contemplated hereunder remains outstanding and until the entire amount owing from Borrower and/or Guarantor to Lender under the terms and conditions of this Loan Agreement or documents referred to and/or incorporated herein is paid in full, Borrower shall not, without the prior written consent of Lender, which shall not be unreasonably withheld or delayed:

(a) Create, assume or suffer to exist any security interest, lien or charge, upon the Collateral, except:

(1)	The security interest described herein which is being created in conjunction with and as security for this Loan Agreement; or

(2)	Permitted Encumbrances.

(b) At such time as any Event of Default exists, with respect to Borrower, declare and/or pay any dividend, distribution or any other payment (exclusive of Ordinary Affiliate Indebtedness or non-cash Permitted Affiliate Management Fees) to the members of Borrower based upon the ownership of membership interests or shares of Borrower, excepting distributions to the members of Borrower to cover their actual tax liability for income of Borrower passed through to such members. Notwithstanding the foregoing, Borrower agrees that no distribution will be permitted in the event the distribution (if made) would trigger an Event of Default under this Loan Agreement.

(c) Except upon not less than ten (10) days advance written notice to the Lender and provided no Event of Default then exists, directly or indirectly merge or consolidate with or into any other entity, or sell, lease, transfer or otherwise dispose of all or a substantial portion of its assets.

(d) Purchase, sell, lease or otherwise transfer any fixed asset constituting Collateral without the advance written consent of the Lender and USDA (such consent not to be unreasonably withheld or delayed); provided, however, that no advance written consent shall be necessary if no Event of Default then exists and further provided that such purchase, sale or lease (i) is made in the ordinary course of business or (ii) is made in furtherance of or pursuant to a transaction permitted under Section 5.1(c) or (iii) consists of a lease of the Real Estate or other Collateral to an Affiliate of Borrower or (iv) leases made in the ordinary course of business, including but not limited to leases of the MOB or portions thereof or leases of other improvements or portions thereof situated on the Real Estate; it being expressly anticipated that Borrower as of the date of this Loan Agreement is leasing and in the future may lease certain portions of the improvements situated on the Property including the MOB to Affiliates or directly or indirectly to third parties, in which instance Borrower shall provide copies of such leases to Lender.

(e) Make any loans to officers or owners (other than customary intercompany transactions consolidating cash by and among Borrower, Guarantor, SunLink and Affiliated Companies) without prior Lender approval, which shall not be unreasonably withheld or delayed.

(f) Except for Permitted Indebtedness, Borrower will not incur, assume, co-sign, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, firm or corporation without the prior written consent of Lender and USDA.

(g) Significantly change the ownership of Borrower without the prior written consent of the Lender and USDA, no such consent to be unreasonably withheld or delayed.

Notwithstanding the foregoing, the negative covenants contained herein shall not be construed to prohibit Borrower, Guarantor or SunLink from making inter-company transfers in the ordinary course of their respective business, as disclosed to Lender within the financial statements hereby required.

ARTICLE VI

SECURITY

6.1 The terms, conditions, covenants and warranties contained in the Security Documents are incorporated herein as if set forth in full. It is the parties’ express intention that the Security Documents shall secure repayment of the Note and of all other obligations of Borrower and/or Guarantor to Lender created hereunder.

ARTICLE VII

DEFAULT AND ACCELERATION

7.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

(a) Borrower and/or Guarantor shall default in the due and punctual payment of any payment installment herein or any other sums of money owing from Borrower and/or Guarantor to Lender under the Note or any renewals or extensions thereof or under any Security Documents, and such default shall continue for a period of ten (10) days after receipt of written notice to Borrower from Lender;

(b) Borrower and/or Guarantor shall default in the due and punctual retirement by payment of all principal and interest amounts due to Lender, as applicable, upon maturity of the Note or any Security Documents and such default shall continue for a period of ten (10) days after receipt of written notice to Borrower from Lender;

(c) Any representation, warranty or certification made by Borrower or Guarantor herein or in any writing furnished in connection with or pursuant to this Loan Agreement or any of the Security Documents, and reasonably relied upon by Lender in its decision to grant the Loan, shall prove to have been false in any material respect on the date as of which made or as of which the same is to be effective and the same shall not be cured within ten (10) days after receipt of written notice to Borrower from Lender;

(d) Borrower or Guarantor shall default in the performance or observance of any other term, covenant or agreement contained herein or in any other document incorporated or referred to herein including the Security Documents, and the defaulting party shall not have cured such default within thirty (30) days following receipt of notice of such default to Borrower from Lender; provided, however, that if the default is of such a nature that it cannot be cured within such thirty (30) days and Borrower or Guarantor, as the case may be, have within such thirty (30) days commenced attempts to cure and continues to diligently pursue such attempts, then Borrower or Guarantor shall have a reasonable time not to exceed ninety (90) days after receipt of notice of such default from Lender to Borrower to cure such default;

(e) Borrower or Guarantor shall become insolvent or be unable to pay their respective debts as they mature or shall make an assignment for the benefit of creditors or shall be adjudicated a bankrupt; or any proceedings shall be commenced by Borrower or Guarantor relating to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt or liquidation law or statute of the federal or any state government, whether now or hereafter in effect; or any such proceeding shall be initiated against Borrower or Guarantor and an order approving the petition is entered or such proceedings shall remain undismissed for a period of ninety (90) days; or Borrower or Guarantor by any action shall indicate approval of, consent to, or acquiescence in any such proceeding or in the appointment of a trustee or receiver; or any such trustee or receiver shall not be discharged within a period of ninety (90) days after the appointment thereof;

(f) Borrower or Guarantor shall default under any other covenant, warranty or obligation to Lender under any other agreement or obligation surrounding the loan from Lender to Borrower, and such default shall not be cured within thirty (30) days following receipt of notice of such default to Borrower from Lender; provided, however, that if the default is of such a nature that it cannot be cured within such thirty (30) days and Borrower or Guarantor, as the case may be, have within such thirty (30) days commenced attempts to cure and continues to diligently pursue such attempts, then Borrower or Guarantor shall have a reasonable time not to exceed ninety (90) days after receipt of notice of such default from Lender to Borrower to cure such default; provided, however, if an applicable cure period is otherwise expressly provided for with respect to such default such cure period shall control (subject to Section 7.1 (a) above, the cure provisions contained in this Section 7.1 (f) shall not apply to the payment of any sums due under the Note or any Security Documents).

7.2 Remedies upon Default. Upon the occurrence of any Event of Default, and while the same is continuing, Lender may then, without demand or action of any kind by Lender, but subject to the express cure rights of Borrower as herein stated:

(a) Declare the entire amount of unpaid principal and all accrued and unpaid interest, fees and charges under the Note and under all of Borrower’s obligations to Lender to be automatically and immediately due and payable; and/or

(b) Declare Borrower in default under the Security Documents and exercise against Borrower, Guarantor, the Collateral and all assets subject to the Security Documents all rights and remedies for default provided in this Loan Agreement, the Security Documents, the Guaranties and all other agreements between Lender and Borrower and/or Guarantor, and/or other applicable law; and/or

(c) Set off against any of Borrower’s accounts maintained with Lender or its Affiliates, all amounts then due.

7.3 Non-Exclusive Remedies. No remedy herein conferred upon Lender is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No failure or delay on the part of Lender in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude other or further exercise thereof or the exercise of any other right or remedy.

7.4 Conflicts. In the event of a conflict in the default or notice of default provisions of this Loan Agreement and any document referred to or incorporated herein, the provisions hereof shall control. In every other case, all remedies shall be deemed cumulative.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification for Hazardous Substances and Materials. Borrower and Guarantor, on a joint and several basis, hereby indemnify, agree to defend and hold harmless Lender and each officer, director, employee and agent of Lender from and against any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses, including, without limitation, any decreases in the value of the Real Estate, damages caused by the loss or restriction of rentable or usable space or any damages caused by adverse impact on marketing of the space, and any and all sums paid for settlement of claims, reasonable attorneys’ fees, consultant and expert fees arising during or after the term hereof and arising as a result of a breach of the environmental covenants set forth in Section 4.2(i) (hereinafter the “Contamination”). The indemnification includes, without limitation, any and all costs incurred because of any investigation of the Real Estate or any cleanup, removal or restoration mandated by a federal, state or local agency or political subdivision. Without limitation of the foregoing, if the Borrower, Guarantor or any of their respective Affiliates or any other party causes or permits the presence of any hazardous or toxic substances or materials on the Real Estate that results in Contamination, Borrower and Guarantor shall promptly, at their sole expense, take any and all necessary actions to return the Real Estate to the condition existing prior to the presence of any such hazardous or toxic substances or materials on the Real Estate. Borrower shall first obtain Lender’s approval for any such remedial action. This indemnification is a continuing indemnification and irrespective of the fact that the Loan and any other indebtedness due hereunder shall have been paid by Borrower.

8.2 Indemnification for Other Actions. Borrower and Guarantor, on a joint and several basis, hereby indemnify, agree to defend and hold harmless Lender and each officer, director, employee and agent of Lender from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which Lender may incur (which may be asserted against Lender by any person or entity whatsoever) by reason of or in connection with the entry into this Loan Agreement and Borrower’s Documents, the consummation of the transactions contemplated hereby or the use of the proceeds of the Loan; provided, however, that Borrower and Guarantor shall not be required to indemnify Lender from any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the intentional misconduct or recklessness of Lender or any liability for which Lender may be strictly liable. Nothing in this section is intended to limit the obligation of Borrower or Guarantor to pay the indebtedness hereunder.

ARTICLE IX

MISCELLANEOUS

9.1 Enforcement Expenses. If an Event of Default occurs and is continuing, Borrower and Guarantor shall be responsible to pay all reasonable and necessary costs and expenses of Lender, including reasonable attorneys’ fees, whether or not a lawsuit is commenced, and all additional costs, expenses and fees of enforcing and/or exercising any right or remedy Lender may have under the Security Documents, the Guaranties, this Loan Agreement and all agreements referenced herein or attached hereto, or any other provision in law or equity.

9.2 Assignment. Borrower’s rights and liabilities under this Loan Agreement are not assignable, in whole or in part, without the prior written consent of Lender, which shall not be unreasonably withheld or delayed. Lender’s rights and obligations under this Loan Agreement are assignable to any successor in interest to Lender. The provisions of this Loan Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties.

9.3 GAAP. All accounting terminology not specifically defined in this Loan Agreement shall be defined in accordance and consistent with GAAP.

9.4 Reimbursement of Expenses. Borrower shall pay, or reimburse Lender for all reasonable and necessary costs and expenses, including without limitation attorneys’ fees, Architect fees, appraisal fees, fees for the Survey, construction draw processing fees, closing charges, recording and filing fees, insurance premiums and service charges as required by this Loan Agreement, paid or incurred by Lender in connection with (i) the preparation, negotiation, approval, execution and delivery of this Loan Agreement and any other documents and instruments related hereto or thereto; and (ii) the negotiation of any amendments or modifications to any of the foregoing documents, instruments or agreements and the preparation of any and all documents necessary or desirable to effect such amendments or modifications.

9.5 Survival. All agreements, representations and warranties made herein or in any document executed and/or delivered pursuant hereto shall survive the execution of this Loan Agreement, the making of the Loan and the delivery of any document in connection therewith; provided, to the extent that the terms and conditions of any other document pertaining to the Loan shall be deemed by a court of competent jurisdiction to conflict with those of this Loan Agreement, the terms and conditions stated in this Loan Agreement shall govern and control.

9.6 Entire Agreement. This Loan Agreement and the exhibits and attachments attached hereto and the other documents referred to or incorporated herein, contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein. This Loan Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.

9.7 Notices. All communications or notices required or permitted by this Loan Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of the other party or when received following deposit in the United States mail, certified or registered mail, postage prepaid, with receipt as evidenced by the return receipt, and addressed as follows, unless and until either of such parties notifies the other in accordance with this section of a change of address:

If to Borrower or any Guarantor:	SunLink Healthcare Professional Property, LLC
c/o SunLink Health Systems, Inc.
900 Circle 75 Parkway
Suite 1120
Atlanta, GA 30339

With copies to:	SunLink Health Systems, Inc.
900 Circle 75 Parkway
Suite 1120
Atlanta, GA 30339
Attn: CFO

Howard E. Turner
Smith, Gambrell & Russell, LLP
1230 Peachtree Street, NE
Suite 3100, Promenade II
Atlanta, GA 30309

If to Lender:	Pioneer Bank, SSB
Attn: Lance Spruiell
P O Box 4
Dripping Springs, TX 78620

With a copy to:	Baker & Robertson
Attn: Rex G. Baker, III
P O Box 718
Dripping Springs, Texas 78620

9.8 Payment Obligations Absolute. The payment obligations of Borrower and Guarantor to Lender are absolute and Borrower shall not be permitted any right of set off or equitable adjustment to any payment obligation hereunder.

9.9 Amendment. No amendment of this Loan Agreement shall be effective unless in writing and signed by all of the parties signing this Loan Agreement and, if so required, by the USDA.

9.10 Governing Law. This Loan Agreement shall be governed by the internal laws of the State of Texas. Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforcement of such remaining provisions. Notwithstanding the foregoing, with respect to any remedy pertaining to foreclosure or repossession of Collateral, the laws of the state wherein the Collateral is situated shall govern and control to the extent that applicable real property laws or Article 9 of the Uniform Commercial Code of such state so require.

9.11 Waiver of Jury Trial. LENDER, BORROWER AND GUARANTOR HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS LOAN AGREEMENT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY LENDER, BORROWER AND GUARANTOR. LENDER, BORROWER AND GUARANTOR ACKNOWLEDGE THAT NO PERSON ACTING ON BEHALF OF ANOTHER PARTY TO THIS LOAN AGREEMENT HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. LENDER, BORROWER AND GUARANTOR FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LOAN AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

9.12 Waivers. No waiver by Lender of any default hereunder shall operate as a waiver of any other default or of the same type of default on a future occasion. No delay on the part of Lender in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or the exercise of any other right or remedy. No waiver by Lender of any default hereunder shall operate as a waiver of any other default or of the same type of default on a future occasion. No delay on the part of Lender in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies herein specified are cumulative and not exclusive of any rights or remedies that Lender would otherwise have.

9.13 Participation. It is understood that all or a portion of the indebtedness described herein may be sold to a third party. Lender may enter into such a sale of all or a portion of the indebtedness, at its discretion, or grant to any person or entity a participation in any part of the indebtedness described herein. In the event of a sale of a portion of the indebtedness or the granting of a participation interest in favor of a third party, Lender is to act as servicer and lead bank, and all representations, warranties and covenants as set forth in this Loan Agreement shall apply to such participants with the same force and effect as if expressly so made to each participant. Without limiting the foregoing, in the event of a sale or participation by Lender of any or all of the indebtedness, Lender shall provide Borrower with written notice of same, on or before the time any such sale or participation shall be made effective.

9.14 No Obligation to Renew Loan. Notwithstanding references in this Loan Agreement to potential obligations of Borrower to Lender beyond the maturity of the Note, Lender shall have no obligation to renew the Note beyond its maturity. Any such references herein are included solely in the event Lender agrees to renew, extend or modify the Note upon its maturity.

9.15 Facsimile and Counterpart. This document may be signed in any number of separate copies, each of which shall be effective as an original, but all of which taken together shall constitute a single document. An (i) electronic transmission or other facsimile of this document or any related document and (ii) electronically generated signature on this document or any related document, shall be deemed an original and shall be admissible as evidence of such document and each signer’s execution.

IN WITNESS WHEREOF, the parties have duly executed this Loan Agreement as of the day and year first above written.

LENDER:	PIONEER BANK, SSB

By:

Name:

Title:

BORROWER:	SUNLINK HEALTHCARE PROFESSIONAL PROPERTY, LLC
A Georgia limited liability company
By its Sole Member:
MedCare South, LLC
A Georgia limited liability company
By its Sole Member:
SunLink Health Systems, Inc.
An Ohio corporation

By:
Name:
Title:

GUARANTOR:	MEDCARE SOUTH, LLC
A Georgia limited liability company
By its Sole Member:
SunLink Health Systems, Inc.
An Ohio corporation

By:
Name:
Title:

ACKNOWLEDGED:	SUNLINK HEALTH SYSTEMS, INC.
An Ohio corporation

By:
Name:
Title: